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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)  February 5, 2007
P.F. Chang’s China Bistro, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-25123	86-0815086

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7676 E. Pinnacle Peak Road, Scottsdale, Arizona	85255

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code   (480) 888-3000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement
Executive Officer Compensation.
          On February 5, 2007, the Compensation and Executive Development Committee (the “Compensation Committee”) of the Board of Directors of P.F. Chang’s China Bistro, Inc. (the “Company”) increased the annual base salaries of certain of its executive officers to the following amounts, respectively:

Executive Vice
				Executive Vice President –	President and Chief
	Chief Executive		Chief Financial	and President of Pei Wei	Administrative
	Officer	President	Officer	Asian Diner, Inc.	Officer
New Annual
Base Salary	$650,000	$440,000	$305,000	$425,000	$350,000
          On February 5, 2007, the Compensation Committee also selected the following business criterion, for determining the amount of the cash bonuses to be awarded to the Company’s executive officers for the Company’s 2007 fiscal year pursuant to the Company’s 2007 Executive Officer Bonus Plan (the “Bonus Plan”):
          Bonuses (if any) paid for 2007 under the Bonus Plan shall be based on the Company’s earnings per share for the Company’s 2007 fiscal year.
          The Compensation Committee also approved the following target bonuses and multipliers for each executive officer:

Executive Vice
				Executive Vice President –	President and Chief
	Chief Executive		Chief Financial	and President of Pei Wei	Administrative
	Officer	President	Officer	Asian Diner, Inc.	Officer
Target Bonus as
percent of salary	100%	100%	60%	75%	60%

Multiplier due to achievement against target criteria	up to 2 times	up to 2 times	up to 2 times	up to 2 times	up to 2 times
          The Compensation Committee’s approval of the terms of the Bonus Program shall not be deemed to create an enforceable agreement between the Company and any employee or executive officer, and the Compensation Committee retains discretion to reduce or refuse to authorize any awards under the Bonus Program despite attainment of any specific objectives. No rights to any awards shall be deemed to exist unless and until the Compensation Committee authorizes payment of any awards under the Bonus Program following the completion of any fiscal year measurement periods.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P.F. Chang’s China Bistro, Inc.

Date: February 9, 2007
/s/ Mark Mumford

Mark Mumford
Chief Financial Officer

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